200 Renaissance Center, M/C482-B14-D46, Detroit, MI. 48265

April 7, 2011

Thomas Marano

Re: Ally Deferred Stock Units

Dear Thomas:

Consistent with the recent determination from the Office of the Special Master for TARP Executive Compensation, effective January 1, 2011 (the “Investment Date”), a portion of your annualized 2011 base compensation, $4,735,633 will be deferred and invested in Deferred Stock Units (DSUs) as described below.

This form of compensation remains subject to revision at any time in order to comply with any Federal law or regulation that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009, the Interim final Rules issued pursuant to this law, and the Troubled Asset Relief Program (collectively the “TARP Rules”). Additionally, the components of your total compensation, as well as the allocation of your total compensation among the various components may be prospectively adjusted at any time at Ally’s sole discretion.

Investment in any DSUs for 2011 will occur at the end of each 2011 payroll cycle (the “Investment Date”), retroactive to the first 2011 payroll. The value of a DSU on the Investment Date will be based on the value of a Restricted Stock Unit on the Investment Date (as defined in the Long Term Equity Compensation Incentive Plan or “LTECIP”). The value at the time of any payment (“Settlement Date”) will be the value of a Restricted Stock Unit as defined in and determined pursuant to the LTECIP. The value of a DSU may change from the Investment Date to the Settlement Date due to increases or decreases in Ally’s value, as well as adjustments for recapitalization, merger, etc. as outlined in Section 6.2 of the LTECIP.

Unless otherwise specified in any plan document, DSUs will not determine any potential severance you may become eligible for. Rather, severance under any applicable plan will be determined based only upon your direct cash compensation in effect prior to the date of this letter.

Subject to requirements of any Federal laws or regulations that may govern executive compensation, including but not limited to the TARP Rules, settlement of your DSUs will be made as follows with each occurrence constituting a “Settlement Date”:

•	For 1/3 of each investment, on the first payroll following a date 12 months from Investment Date

•	For 1/3 of each investment, on the first payroll following a date 24 months from Investment Date

•	For 1/3 of each investment, on the first payroll following a date 36 months from Investment Date

These payments are not subject to forfeiture and will be made pursuant to this Settlement schedule, regardless of your employment status.

By signing below, you acknowledge and agree to this settlement schedule for any 2011 DSUs. You also acknowledge your understanding that your DSUs are subject to the rules under Code Section 409A, and you agree and accept all risks (including increased taxes and penalties) resulting from Code Section 409A. In order to receive these DSUs, your signature is required no later than April 15, 2011. Please return the signed copy to Thelma Socia; thelma.socia@ally.com, Phone (313) 656-6156.

Sincerely yours,

James J. Duffy
Ally Group VP and Chief HR Officer
April 7, 2011

/s/ Thomas F. Marano	April 15, 2011
Signature	Date